Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-A

For registration of certain classes of securities
Pursuant to section 12(b) or (g) of the
Securities Exchange Act of 1934

International Absorbents Inc.

(Exact name of registrant as specified in its charter)

0-15673

(Commission File Number)

British Columbia, Canada	None

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1569 Dempsey Road, North Vancouver B.C. Canada	V7K 1S8

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares, no par value	The American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.     ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

     The American Stock Exchange has approved the listing of the Common Shares of International Absorbents Inc. (the “Company”).

     The Company is authorized to issue 100,000,000 Common Shares without par value. Holders of Common Shares are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the board of directors; (ii) to share ratably in all of the Company’s assets available for distribution upon liquidation, dissolution or winding up of the Company; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of Common Shares do not have cumulative voting rights.

     There are no expressed restrictions on foreigners owning or holding Common Shares in the Company. If a non-Canadian person or entity acquires more than one-third of the voting shares of the Company (including the Common Shares), such person or entity is required before, or within 30 days following, the acquisition, to notify Investment Canada (the “Agency”), of its proposed or actual acquisition if the assets of the Company exceed a stipulated amount set by the Investment Canada Act (the “Act”). This threshold asset value amount is $50,000,000 (Canadian funds) in the case of acquisition by a non-American citizen or non-American controlled entity and $223,000,000 (Canadian funds) in the case of an acquisition by an American citizen or American controlled entity. The acquisition of more than one-third yet less than one-half of the voting shares is presumed to be acquisition of control of the Company unless the non-Canadian person or entity acquiring the shares can satisfy the Agency that he or it has not acquired control in fact by acquiring the voting shares. The acquisition of more than a majority of the voting shares in the Company is deemed under the Act to be the acquisition of control of the Company. Acquisition of control of the Company is subject to review and approval by the Agency. The decision of the Agency to grant approval for the acquisition is determined by considering a number of factors set out in the Act which taken together are a test of whether the acquisition is in the interest of Canada. The Agency does not normally reject applications, although it has the power to do so. This notification, review and approval process could delay, alter or prevent the acquisition of large blocks of the Company’s Common Shares. Once the acquisition by a non-Canadian person or entity takes place, the Company becomes a non-Canadian entity. This change in status makes it more difficult for the Company to acquire other Canadian businesses in the future and the Company could also be subject to the additional regulations of the acquiror’s country of residency.

Item 2. Exhibits.

Not Applicable

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	International Absorbents Inc.

Date:	March 10, 2003

By:	/s/ Gordon Ellis

Gordon Ellis, President and Chief Executive Officer